Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Executive Employment Agreement dated July 30, 2025 (the “Agreement”) is made and entered into on the date it is fully executed, and effective on the Effective Date (defined below), by and between Vicarious Surgical Inc. (the “Company”) and Stephen From (“Executive”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive is employed by the Company pursuant to the Agreement;

WHEREAS, the Parties desire to amend the Agreement under the terms set forth herein; and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 4 of the Agreement, including subparts (a) through (d), shall be deleted in its entirety and replaced with the following:

4.	Termination Payments; Severance Benefit.

(a) Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) the portion of Executive’s vacation days that have accrued prior to any termination of Executive’s employment and has not yet been used; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and has not yet been reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Company’s termination of Executive’s employment for Cause or Executive’s termination of Executive’s employment without Good Reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments, other than as expressly set forth herein.

(b) Severance in the Event of Termination Without Cause or Resignation for Good Reason. Subject to the terms and conditions of Section 4(d), in the event that Executive’s employment hereunder is terminated by Company without Cause or terminated by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary for a twelve (12) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii) Company shall pay Executive a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(iii) In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Company shall pay its normal share of the costs for such coverage for a period of up to twelve (12) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Company shall deduct from each of the installments due under Section 4(b)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

(iv) The acceleration of the vesting provisions applicable to Executive’s outstanding time-based equity awards shall be governed by Executive’s existing equity award agreements or the terms of Executive’s offer letter.

Subsections (i), (ii), (iii) and (iv) are referred to as the “Standard Severance.” The Standard Severance is expressly subject to the conditions described in Section 4(d) below, and any payment or benefit made as part of such Standard Severance shall be paid less all customary and required taxes and employment-related deductions.

(c) Change in Control Severance. Subject to the terms and conditions of Section 4(d), in the event that a Change in Control (as defined below) occurs and, within a period of three (3) months prior to or twelve (12) months following the Change in Control, Executive’s employment hereunder is terminated by Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) Company shall pay Executive an amount equal to two times (2x) Executive’s monthly Base Salary for a twelve (12) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii) Company shall pay Executive a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(iii) In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Company shall pay its normal share of the costs for such coverage for a period of up to twenty four (24) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Company shall deduct from each of the installments due under Section 4(c)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

(iv) Executive shall become fully vested in all outstanding time-based equity awards granted to Executive by Company.

Subsections (i), (ii), (iii) and (iv) are referred to as the “Change in Control Severance.” The Change in Control Severance is expressly subject to the conditions described in Section 4(d) below, and any payment or benefit made as part of such Change in Control Severance shall be paid less all customary and required taxes and employment-related deductions.

For the purposes of this Agreement, a “Change in Control” is defined as any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Company, any employee benefit plan of Company, or any entity organized, appointed or established by Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of Company pursuant to which the holders of Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company; or (iv) the liquidation or dissolution of Company or Company ceasing to do business.

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(d) Conditions. Company shall not be obligated to provide Executive any payment, benefit and/or vesting described in Section 4(b) or Section 4(c), other than the Accrued Obligations, unless and until Executive has executed without revocation a separation agreement in a form acceptable to Company, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, the provision of separation pay and benefits due from Company to Executive as applicable, a complete general release of claims against Company and its affiliated entities and each of their officers, directors and employees, and terms relating to non-disparagement, non-competition, non-solicitation, confidentiality, cooperation and the like similar in scope, duration and substance to those terms set forth in the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement described in Section 5 below. If Executive executes and does not revoke such agreement within the Review Period, then provision of payments, benefits and/or vesting shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and further provided that, as applied to subsections (i), (ii) and (iii) of Sections 4(b) and 4(d) as applicable, the first payments/benefits shall include in a lump sum all amounts that were otherwise payable to Executive from the date of Executive’s separation from service occurred through such first payment. As stated in the Non-Competition and Non-Solicitation Agreement, in the event Executive is eligible for garden leave or analogous payments in support of non-competition obligations, then Company reserves the right to offset the Standard Severance or Change in Control Severance with such garden leave or analogous payments to the extent permitted by applicable law.

(e) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(b) or 4(c) above.

(f) No Other Payments or Benefits Owing; No Duplication of Severance. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in this Section shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement. In the event that Executive is eligible for Change in Control Severance under this Section 4, Executive shall not be eligible for and shall not receive the Standard Severance under this Section 4.

Except as otherwise specifically set forth herein, the provisions of the Agreement shall continue in full force and effect in accordance with their terms. By signing below, the Parties agree and acknowledge that they are only amending the Agreement as described herein and are not creating a new contract between them. For the avoidance of doubt, nothing in this Amendment is intended to modify any agreement(s) Executive has with the Company which address(es) post-employment obligations, such as agreements concerning nondisclosure of confidential information, nonsolicitation, noncompetition and intellectual property.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. A scanned, electronic or facsimile signature shall be considered an original for all purposes.

IN WITNESS WHEREOF, this Amendment has been executed by the Company by its duly authorized officer, and by Executive, as of the date indicated below (the “Effective Date”).

VICARIOUS SURGICAL INC.

By	/s/ Adam Sachs	Date:	2/2/2026
Adam Sachs, President

EXECUTIVE

By	/s/ Stephen From	Date:	2/1/2026
Stephen From, Chief Executive Officer

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